Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cherry Hill Mortgage Investment Corporation for the registration of shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, rights to purchase shares of common stock or preferred stock, and units and to the incorporation by reference therein of our report dated February 27, 2020, except for Note 2, as to which the date is December 2, 2020, with respect to the consolidated financial statements of Cherry Hill Mortgage Investment Corporation included in its Current Report on Form 8-K dated December 2, 2020, and our report dated February 27, 2020, with respect to the effectiveness of internal control over financial reporting of Cherry Hill Mortgage Investment Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
December 2, 2020